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                                                                  Exhibit 99.2k1


                           ADMINISTRATION AGREEMENT

                                 MAY __, 1998


MUTUAL MANAGEMENT CORP.
388 GREENWICH STREET
NEW YORK, NEW YORK  10013

Dear Sirs:

          Salomon Brothers High Income Fund II Inc (the "Fund"), a corporation organized under the laws of the State of Maryland, confirms its agreement with Mutual Management Corp. ("MMC"), as follows:


          1.  INVESTMENT DESCRIPTION; APPOINTMENT

          The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Articles of Incorporation of the Fund, as amended from time to time, in its Registration Statement (the "Registration Statement") on Form N-2(File Nos. 333-48351 and 811-08709),and in such manner and to the extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Registration Statement and the Articles of Incorporation of the Fund have been submitted to MMC. The Fund desires to employ and hereby appoints MMC as administrator. MMC accepts this appointment and agrees to furnish services for the compensation set forth below. MMC is hereby authorized to retain third parties and is hereby authorized to delegate some or all of its duties and obligations hereunder to such persons provided that such persons shall remain under the general supervision of MMC.

          2.  SERVICES AS ADMINISTRATOR

          Subject to the supervision and direction of the Board of Directors of the Fund, MMC will (a) assist in supervising all aspects of the Fund's operations except those performed by Salomon Brothers Asset Management Inc (the "Adviser") under its investment advisory agreement with the Fund; (b) supply the Fund with office facilities (which may be MMC's own offices) for providing its services under this Agreement, statistical and research data, data processing services, clerical, accounting and bookkeeping services, including but not limited to, the calculation of the net asset value of shares of the Fund, the calculation of internal auditing and legal services, internal executive and administrative services, and stationary and office supplies; and (c) prepare Board materials, reports to the shareholders of the Fund, tax returns and reports to and filings with the Securities and Exchange Commission (the "SEC") and state blue sky authorities.

          3.  COMPENSATION

          In consideration of services rendered pursuant to this Agreement, the Fund will pay MMC on the first business day of each month a fee for the previous month at an annual
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rate of 0.10% of the value of the Fund's average weekly net assets plus the proceeds of any outstanding borrowings used for leverage ("average weekly net assets" means the average weekly value of the total assets of the Fund, including the amount obtained from leverage and any proceeds from the issuance of preferred stock, minus the sum of (i) accrued liabilities of the Fund, (ii) any accrued and unpaid interest on outstanding borrowings and (iii) accumulated dividends on shares of preferred stock). For purposes of this calculation, average weekly net assets is determined at the end of each month on the basis of the average net assets of the Fund for each week during the month. The assets for each weekly period are determined by averaging the net assets at the last business day of a week with the net assets at the last business day of the prior week. Upon any termination of this Agreement before the end of any month, the fee for such part of the month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to MMC, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Registration Statement as from time to time in effect.

          4.  EXPENSES

          MMC will bear all expenses in connection with the performance of its services under this Agreement. The Fund shall be responsible for all of the Fund's expenses and liabilities, including organizational and offering expenses (which inc include out-of-pocket expenses, but not overhead or employee costs of the Adviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses incurred in connection with listing the Fund's shares on any stock exchange; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund's custodians, sub-custodians, investment adviser, any sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; fees of the SEC; expenses of registering or qualifying securities of the Fund for sale; freight and other charges in connection with the shipment of the Fund's portfolio securities; fees and expenses of non-interested directors; travel expenses or an appropriate portion thereof of directors and officers of the Fund who are directors, officers or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of Directors or any committee thereof; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; litigation and other extraordinary or non-recurring expenses.

          5.  STANDARD OF CARE

          MMC shall exercise its best judgment in rendering the services listed in paragraph 2 above. MMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates provided that nothing in this Agreement shall be deemed to protect or purport to protect MMC against liability to the Fund or to its shareholders to which MMC would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its
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part in the performance of its duties or by reason of MMC's reckless disregard of its obligations and duties under this Agreement.

          6.  TERM OF AGREEMENT

          This Agreement shall continue automatically (unless terminated as provided herein) for two years from the date hereof and thereafter for successive annual periods provided that such continuance is specifically approved at least annually by the Board of Directors of the Fund. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by MMC.

          7.  SERVICE TO OTHER COMPANIES OR ACCOUNTS

          The Fund understands that MMC now acts, will continue to act and may act in the future as administrator to one or more other investment companies, and the Fund has no objection to MMC's so acting. The Fund understands that the persons employed by MMC to assist in the performance of MMC's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of MMC or any affiliate of MMC to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.


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          If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.

                                       Very truly yours,

                                       Salomon Brothers High Income Fund II Inc


                                       By:
                                          ---------------------
                                       Title:


Accepted:


Mutual Management Corp.


By:
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Title: